Exhibit 99.1


                       Theragenics Corporation(R) Reports
     Third Quarter 2005 Consolidated Financial Results Including Previously
                        Announced Restructuring Charges



    BUFORD, Ga.--(BUSINESS WIRE)--Oct. 18, 2005--Theragenics Corporation(R) (NYSE: TGX), a medical device company serving the cancer treatment and surgical markets, today announced consolidated financial results for the third quarter ended October 2, 2005. Consolidated revenue for the quarter was $12.0 million, an increase of $3.7 million, or 44.9% over the third quarter of 2004. For the nine-month period, consolidated revenue was $32.9 million, an increase of $8.0 million, or 32.3%, over the same period in 2004. Net loss for the quarter was $27.2 million, or $0.85 per share, compared to a net loss of $1.1 million, or $0.04 per share in the third quarter of 2004. For the nine-month period, the net loss was $28.8 million, or $0.93 per share, compared to a net loss of $3.0 million, or $0.10 per share, in the comparable 2004 period. Revenue improvements include increases for both TheraSeed(R) and I-Seed brachytherapy products and the inclusion of revenue from CP Medical products. CP Medical, a wholly-owned subsidiary, was acquired by Theragenics on May 6, 2005.
    The three and nine month periods ended October 2, 2005 include pre tax restructuring charges of $32.9 million, of which $32.0 million were one time non-cash charges. The restructuring, announced by Theragenics on August 11, 2005, includes the shut down of the Oak Ridge, Tennessee PSP facility, the shut down of six cyclotrons and related long-term assets, the write-down of inventory and other assets, contract termination costs related to the Oak Ridge land lease, severance costs and site exit and disposal costs. On a non-GAAP basis, the pre tax earnings excluding these restructuring charges would have been $220,000 for the three months ended October 2, 2005 compared to a pre tax loss of $1.9 million in 2004, and a pre tax loss excluding restructuring charges of $2.2 million for the nine months ended October 2, 2005 compared to a pre tax loss of $4.8 million in 2004. A reconciliation of the non-GAAP pre tax earnings (loss) excluding restructuring charges, to the pre tax loss computed in accordance with GAAP appears in a schedule accompanying this press release.
    Commenting on the quarter, Chief Executive Officer and President
M. Christine Jacobs stated, "Sales performance of the brachytherapy and wound closure lines was positive and encouraging. The recent restructuring of the organization has gone well and continues on schedule. The restructuring enables us to provide the resources and talent to support continued growth in these two businesses, and positions us to continue to search for investment and acquisition opportunities. We are encouraged by our 12 percent increase in seed sales for the year, which is a credible metric in a very difficult industry environment. Recent awards of GPO (Group Purchasing Organization) contracts with Amerinet and MedAssets give us upside potential to continue the momentum we've seen in this business. Our CP Medical product line is showing good growth, and we remain optimistic that we will see new revenue growth from our product development at CP."
    Theragenics(R) will host a conference call today at 11:00 a.m. Eastern Time. To access the call, dial 800-538-9844 or 706-634-7274 and provide the conference ID code 1229080. This call is also being broadcast live over the Internet, and a recording will be available for one month on the Company's website. To access the webcast, log on to www.theragenics.com and select the Investor Relations button followed by selecting the Overview button. You also can access a phone replay of the call until Midnight, Tuesday, October 25, by dialing 800-642-1687 or 706-645-9291 and providing the conference ID code:
1229080.
    Theragenics Corporation(R) (NYSE: TGX) is a provider of brachytherapy and surgical products. In Buford, Ga., the Company manufactures and markets its premiere product, the palladium-103 TheraSeed(R) device (www.theraseed.com), and I-Seed, an iodine-125 based device, which are used primarily in the minimally invasive treatment of localized prostate cancer. Theragenics is the world's largest producer of palladium-103 for human use. Through its subsidiary, CP Medical (www.cpmedical.com), based in Portland, Ore., the Company manufactures and distributes medical products for diverse surgical markets including wound closure, cardiac pacing, and the general, dental, cosmetic and veterinary markets. For additional information, call the Company's Investor Relations Department at (800) 998-8479 or visit www.theragenics.com.

    This press release contains non-GAAP financial measures used by management in its analysis of the Company's operating performance. Management believes presentation of financial measures excluding the impact of certain identified items provides supplemental information that is helpful to an understanding of the operating results of the Company's businesses and period-to-period comparisons of performance. Non-GAAP financial measures should be considered in addition to, but not as a substitute for, the Company's reported GAAP results.
    This release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, the accuracy of which is necessarily subject to risks and uncertainties, including, without limitation, statements regarding optimism for Theragenics' and CP Medical's sales organization and its growth, statements regarding the contribution of CP Medical to Theragenics' sales, new sales and marketing initiatives, new product development, Theragenics' relationship with its distributors, institution of activities and plans that could benefit Theragenics' goals in its diversification efforts and anticipated positive results in general. Actual results may differ materially due to a variety of factors, including, among other things, risks and uncertainties related to new product and process development cycles, integration risks, potential costs and delays in production optimization, effectiveness and execution of marketing and sales programs by Theragenics and its distributors, changes in product pricing by Theragenics or other brachytherapy seed producers, changes in costs of materials used in production processes (especially as it relates to isotope production), continued acceptance of the products by the market, continued demand for palladium-103, introduction and/or availability of competitive products by others, third-party (including CMS) reimbursement, physician training, third-party distribution agreements, and other factors set forth from time to time in the Company's Securities and Exchange Commission filings.
    All forward looking statements and cautionary statements included in this document are made as of the date hereby based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward looking statement or cautionary statement.



THERAGENICS CORPORATION(R) AND SUBSIDIARY CONDENSED CONSOLIDATED
STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands except per share data)

                            Three Months Ended     Nine Months Ended
                            10/02/05   10/03/04   10/02/05   10/03/04
                           ---------- ---------- ---------- ----------
Total revenues             $  12,002  $   8,283  $  32,913  $  24,882
Cost of sales                  6,833      3,282     17,871     10,147
                           ---------- ---------- ---------- ----------
   Gross profit                5,169      5,001     15,042     14,735

Operating expenses:
   Selling, general &
    administrative             4,414      4,463     14,828     13,004
   Research & development        823      2,749      3,374      7,335
   Restructuring expenses     32,915          -     32,915          -
                           ---------- ---------- ---------- ----------
                              38,152      7,212     51,117     20,339
                           ---------- ---------- ---------- ----------
   Operating loss            (32,983)    (2,211)   (36,075)    (5,604)
Other income, net                288        355        911        785
                           ---------- ---------- ---------- ----------
   Loss before income tax    (32,695)    (1,856)   (35,164)    (4,819)
                           ---------- ---------- ---------- ----------
Income tax benefit            (5,457)      (734)    (6,394)    (1,797)
                           ---------- ---------- ---------- ----------
Net loss                   $ (27,238) $  (1,122) $ (28,770) $  (3,022)
                           ========== ========== ========== ==========
Net loss per common share,
 Basic                     $   (0.85) $   (0.04) $   (0.93) $   (0.10)
                           ========== ========== ========== ==========
Net loss per common share,
 Diluted                   $   (0.85) $   (0.04) $   (0.93) $   (0.10)
                           ========== ========== ========== ==========
Weighted average
   Shares outstanding -
    Basic                     31,915     29,974     31,024     29,967
   Shares outstanding -
    Diluted                   31,915     29,974     31,024     29,967


                               Three Months Ended   Nine Months Ended
KEY RATIOS                      10/02/05  10/03/04  10/02/05  10/03/04
                               --------- --------- --------- ---------
Gross Margin                       43.1%     60.4%     45.7%     59.2%
Operating Margin                (274.8)%   (26.7)%  (109.6)%   (22.5)%
Operating Margin before
 restructuring charges            (0.6)%   (26.7)%    (9.6)%   (22.5)%
Loss Before Tax Margin          (272.4)%   (22.4)%  (106.8)%   (19.4)%
Margin on earnings (loss)
 before tax and restructuring
 charges                            1.8%   (22.4)%    (6.8)%   (19.4)%
Loss After Tax Margin           (226.9)%   (13.5)%   (87.4)%   (12.1)%
ROE                             ( 85.0)%   ( 3.2)%  ( 30.5)%   ( 2.9)%




Theragenics Corporation(R) and Subsidiary Condensed Consolidated
Balance Sheets
(Unaudited)


(In thousands)
Assets                                     October 2,    December 31,
                                              2005           2004
                                         -------------- --------------
     Cash, short-term investments
      & marketable securities            $      43,939  $      62,261
     Trade accounts receivable                   7,480          5,787
     Inventories and other current
      assets                                     8,851          7,627
                                         -------------- --------------
               Total current assets             60,270         75,675
     Property, plant & equipment, net           33,626         70,215
     Goodwill                                   17,728          2,578
     Other intangible assets                     6,653            124
     Other long-term assets                      3,498             86
                                         -------------- --------------
          Total assets                   $     121,775  $     148,678
                                         ============== ==============

Liabilities & Shareholders' Equity
     Accounts payable & accrued expenses $       3,772  $       3,086
     Deferred income taxes                           -          6,920
     Other liabilities                           2,230            612
                                         -------------- --------------
               Total liabilities                 6,002         10,618

     Shareholders' equity                      115,773        138,060
                                         -------------- --------------
               Total liabilities &
                shareholders' equity     $     121,775  $     148,678
                                         ============== ==============



Theragenics Corporation(R) and Subsidiary - Reconciliation of U.S. GAAP Net Loss to Earnings (Loss) before Income Taxes and Restructuring Charges

(In thousands)

                            Three Months Ended     Nine Months Ended
                            10/02/05   10/03/04    10/02/05   10/03/04
                           ---------- ---------- ---------- ----------
Net loss, U.S. GAAP        $ (27,238) $  (1,122) $ (28,770) $  (3,022)
Add (deduct):
 Income tax benefit           (5,457)      (734)    (6,394)    (1,797)
 Restructuring charges
  One time impairment,
   write off, contract
   termination and
   severance costs            32,842          -     32,842          -
  Site exit and disposal
   costs                          73          -         73          -
                           ---------- ---------- ---------- ----------
Total restructuring
 charges                      32,915          -     32,915          -
                           ---------- ---------- ---------- ----------
Earnings (loss) before
 income taxes and
 restructuring charges     $     220  $  (1,856) $  (2,249) $  (4,819)
                           ========== ========== ========== ==========




    CONTACT:
             Frank Tarallo or Lisa Rassel
             800-998-8479 or 770-271-0233
             www.theragenics.com